EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS HOLIDAY PERIOD SALES RESULTS

New York, N.Y., January 10, 2014 - Tiffany & Co. (NYSE: TIF) today reported that its worldwide net sales in the two-months ended December 31st rose 4% to $1.03 billion. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales increased 8% due to growth in all regions, and comparable store sales increased 6%. In addition, management commented on its financial outlook.

Michael J. Kowalski, chairman and chief executive officer, said, “Tiffany enjoyed a good holiday season with overall sales results in line with our expectation, and we were pleased to see growth across our fine and statement, engagement and fashion jewelry categories. Based on these sales results and related margins, we expect that full year earnings before certain charges (see “Financial Outlook” below) will meet the most recent forecast we provided in November.”

Net sales highlights were as follows:

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Total sales in the Americas region rose 6% to $550 million. On a constant-exchange-rate basis, total sales increased 7% and comparable store sales rose 7% due to broad-based sales growth across most of the region.

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Total sales in the Asia-Pacific region increased 5% to $196 million. On a constant-exchange-rate basis, total sales rose 8%, while comparable store sales were unchanged from the prior year as higher sales in Greater China were offset by declines in certain other markets.

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Tiffany’s business in Japan performed well in the holiday period. While total sales declined 12% to $135 million due to the negative translation effect from a weaker yen versus the U.S. dollar, total sales on a constant-exchange-rate basis increased 9% and comparable store sales rose 10%.

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Total sales in Europe rose 11% to $131 million. On a constant-exchange-rate basis, total sales increased 8% and comparable store sales rose 3%, due to increased sales in the United Kingdom as well as most of continental Europe.

▪	Other sales increased 22% to $21 million in dollars and on a constant-exchange-rate basis, and comparable store sales of five TIFFANY & CO. stores in the United Arab Emirates increased 16%.

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At December 31, 2013, Tiffany operated 286 stores (121 in the Americas, 69 in Asia-Pacific, 54 in Japan, 37 in Europe and five in the U.A.E.), versus 274 stores (115 in the Americas, 65 in Asia-Pacific, 55 in Japan, 34 in Europe and five in the U.A.E.) last year.

Financial Outlook:
For fiscal 2013 ending January 31, 2014, management is forecasting net earnings (before certain charges) in a range of $3.65-$3.75 per diluted share, unchanged from its previous forecast, and compared with $3.25 per diluted share in 2012. This forecast excludes an after-tax charge to be recorded in the quarter ending January 31st of approximately $300 million, or $2.33 per diluted share, related to an adverse arbitration ruling (see the Company’s news release issued on December 22, 2013: “Award Issued in Arbitration Between The Swatch Group Ltd. and Tiffany & Co.”). This forecast also excludes $0.05 per diluted share of expenses tied to specific cost-reduction initiatives that were recorded in the first quarter. Including those charges, earnings per diluted share as reported in accordance with GAAP are expected to be in a range of $1.27-$1.37 for the year ending January 31, 2014. The Company will provide its detailed plans for fiscal 2014 ending January 31, 2015 when it reports its full year results.

Next Scheduled Announcement:
The Company expects to report its fourth quarter and full year results on Friday March 21st. To receive notifications of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to net earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.
Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Two Months Ended December 31, 2013			Eleven Months Ended December 31, 2013
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	4%	(4)%	8%	6%	(4)%	10%
Americas	6%	(1)%	7%	5%	—%	5%
Asia-Pacific	5%	(3)%	8%	16%	(2)%	18%
Japan	(12)%	(21)%	9%	(9)%	(20)%	11%
Europe	11%	3%	8%	9%	2%	7%
Other	22%	—%	22%	47%	—%	47%

Comparable Store Sales:
Worldwide	2%	(4)%	6%	3%	(3)%	6%
Americas	7%	—%	7%	3%	—%	3%
Asia-Pacific	(3)%	(3)%	—%	10%	(1)%	11%
Japan	(11)%	(21)%	10%	(10)%	(21)%	11%
Europe	6%	3%	3%	6%	2%	4%
Other *	16%	—%	16%	9%	—%	9%
* Represents sales in five TIFFANY & CO. stores in the United Arab Emirates, which were converted from independently-operated to Company-operated in July 2012, and became comparable in the third quarter of 2013.

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